UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2010

P & F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On February 25, 2010, P&F Industries, Inc. (the “Company”) received a signed version of a letter (the “Stabosz Letter”) from Mr, Timothy Stabosz (an unsigned copy of which had been emailed to the Company on February 24, 2010), which Mr. Stabosz also filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2010 as an exhibit to a Schedule 13D amendment, in which Mr. Stabosz sought to give the Company notice under Article III, Section 12 (“Section 12”) of the Company’s By-Laws (as amended on October 8, 2009 and filed with the SEC as an exhibit to a Current Report on Form 8-K on October 14, 2009 (the “October 2009 8-K”)), that he intended to nominate himself as a candidate for election to the Board of Directors of the Company (the “Board”) at the next meeting of stockholders of the Company at which directors will be elected.

On February 25, 2010, the Company sent a letter (the “Company Letter”) to Mr. Stabosz at the direction of the Nominating Committee (the “Nominating Committee”) of the Board. The Company Letter noted, among other things, that the Stabosz Letter had requested the Company to advise Mr. Stabosz if the Company deemed the Letter deficient so that Mr. Stabosz could cure the deficiencies. The Company Letter identified two deficiencies, in each case based upon the failure of the Stabosz Letter to provide information that would be required by the proxy rules promulgated by the SEC in any proxy statement filed by Mr. Stabosz in connection with his solicitation of proxies for election to the Board and the requirement of Section 12 that any notice provided thereunder contain such information. The Company Letter was emailed to Mr. Stabosz on February 25, 2010 and was delivered to Mr. Stabosz’s address (as identified in the Stabosz Letter) by courier on February 26, 2010.

On February 26, 2010, the deadline established by Section 12 for stockholders to submit timely compliant nomination notices (the “Section 12 Deadline”) with respect to the 2010 annual meeting of the Company’s stockholders expired without the Company having received any response to the Company Letter from Mr. Stabosz.

At a meeting of the Board held on March 2, 2010, the Board deliberated regarding the status of the Stabosz Letter and the appropriate response to the facts that: Mr. Stabosz had not corrected the deficiencies identified in the Company Letter, which the Board viewed as material, by the expiration of the Section 12 Deadline; he had previously suggested to the Company that he be considered as a candidate for addition to the Board but had not submitted any nomination under Section 12; he had been advised by the Company that his suggestion was being evaluated by the Nominating Committee, consistent with the Board’s policy adopted on October 8, 2009 and reported in the October 2009 8-K, as part of a broader ongoing process undertaken by the Nominating Committee (and reported by the Company in a Current Report on Form 8-K dated February 4, 2010 (the “February 2010 8-K”)) regarding the composition of the Board; and he had failed to nominate himself as a candidate under Section 12 prior to the expiration of the Section 12 Deadline. The Board determined that Mr. Stabosz should be advised that he had not nominated himself as a Board candidate by reason of the deficiencies in the Stabosz Letter and his failure to cure those deficiencies by the Section 12 Deadline.

At the same Board meeting of March 2, 2010, the Board decided that, as part of the Nominating Committee’s process referred to in the preceding paragraphs (and not by reason of the Stabosz Letter, which the Board rejected as a nomination under Section 12), the Company would continue to afford Mr. Stabosz the opportunity to meet with the member of the Nominating Committee with whom he has not met (Mr. Stabosz has previously met with the Chairman of the Nominating Committee together with the Chairman of the Board, President and Chief Executive Officer), in connection with his expressed interest in being added to the Board, but the Company has no commitment to him regarding the possibility of Mr. Stabosz being added to the Board.  The outcome of the Nominating Committee’s process (reported in the February 2010 8-K) of identifying potential Board candidates and evaluating them in the context of the Nominating Committee’s determination regarding all issues relating the composition of the Board is not currently determinable.

By letter dated March 3, 2010 (emailed to Mr. Stabosz, with the original to be delivered to him by courier on March 4, 2010), the Company advised Mr. Stabosz of the Board determinations summarized above.

Important Information/Solicitation Participants Legend

The Company will file a proxy statement in connection with its 2010 Annual Meeting of Stockholders and advises its stockholders to read that proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of that proxy statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov. That proxy statement and these other documents will also be available free of charge by directing a request to P&F Industries, Inc., Attn: Investor Relations, 445 Broadhollow Road, Suite 100, Melville, New York 11747 or visiting the Company’s website at www.pfina.com under the “SEC Filings” tab.

The Company, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the 2010 Annual Meeting of Stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s proxy statement filed on April 29, 2009 for the 2009 Annual Meeting of Stockholders. To the extent that holdings of securities of the Company on the part of its directors and named executive officers have changed since the date of that proxy statement, those changes have been or will be reflected on Statements of Changes in Ownership on Form 4 filed with the SEC. More current information regarding the interests of the directors and named executive officers of the Company will be contained in the proxy statement referred to in the preceding paragraph.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.

Date: March 3, 2010

	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer